PRUDENTIAL INVESTMENT PORTFOLIOS, INC. 14

ARTICLES SUPPLEMENTARY

Prudential Investment Portfolios, Inc. 14, a Maryland corporation registered under the Investment Company Act of 1940, as amended, as an open-end management investment company (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation (the “Board of Directors”) by the charter of the Corporation (the “Charter”) and Section 2-208 of the Maryland General Corporation Law, the Board of Directors has classified and designated 495,000,000 authorized but unissued shares of Prudential Government Income Fund Class B Common Stock and 5,000,000 authorized but unissued shares of Prudential Government Income Fund Class C Common Stock as 500,000,000 shares of Prudential Government Income Fund Class Q Common Stock, having the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications or terms or conditions of redemption of a class of such series of Common Stock as set forth in the Charter.

SECOND: Prior to the classification and designation authorized by these Articles Supplementary, the total number of shares of all classes and series of stock which the Corporation had authority to issue is 3,400,000,000 shares, $0.01 par value per share, having an aggregate par value of $34,000,000, classified and designated as follows:

Prudential Government Income Fund

Class A Common Stock 500,000,000

Class B Common Stock 500,000,000

Class C Common Stock 500,000,000

Class R Common Stock 500,000,000

Class Z Common Stock 500,000,000

Prudential Floating Rate Income Fund

Class A Common Stock 200,000,000

Class C Common Stock 200,000,000

Class Q Common Stock 250,000,000

Class Z Common Stock 250,000,000

THIRD: As classified and designated hereby, the total number of shares of all classes and series of stock which the Corporation has authority to issue is 3,400,000,000 shares, $0.01 par value per share, having an aggregate par value of $34,000,000, classified and designated as follows:

Prudential Government Income Fund

Class A Common Stock 500,000,000

Class B Common Stock 5,000,000

Class C Common Stock 495,000,000

Class R Common Stock 500,000,000

Class Q Common Stock 500,000,000

Class Z Common Stock 500,000,000

Prudential Floating Rate Income Fund

Class A Common Stock 200,000,000

Class C Common Stock 200,000,000

Class Q Common Stock 250,000,000

Class Z Common Stock 250,000,000

FOURTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law. These Articles Supplementary do not increase the total number of authorized shares of stock of the Corporation.

FIFTH: The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, Prudential Investment Portfolios, Inc. 14 has caused these Articles Supplementary to be signed in its name and on its behalf by its Vice President and attested by its Assistant Secretary on this 1st day of August, 2016.

ATTEST:	PRUDENTIAL INVESTMENT PORTFOLIOS, INC. 14

/s/ Amanda S. Ryan	By: /s/ Scott E. Benjamin
Amanda S. Ryan	Scott E. Benjamin
Assistant Secretary	Vice President